SOFTWARE LICENSE, OEM AND DISTRIBUTION AGREEMENT
This Software License, OEM and Distribution Agreement ("Agreement") is made as of February 22, 2000 (the "Effective Date") between TurboLinux, Inc. , a Delaware corporation ("TurboLinux"), having its principal place of business at 2000 Sierra Point Parkway, Suite 401, Brisbane, CA 94005, USA, and Merlin Software Technologies, Inc. ("Merlin" or "Licensee"), having its principal place of business at 6450 Roberts Street, Suite 420, Burnaby, British Columbia, V53 4E1, CANADA.

1.0     DEFINITIONS.

1.1 "Program" shall mean a binary-based copy of the TurboLinux Workstation Lite product version 6.0 or later, and any additional TurboLinux products licensed by TurboLinux to Merlin pursuant to this Agreement.

1.2 "Bundling" shall mean the act of shipping the Product with the latest version of the Merlin Product.

1.3 "Confidential Information" shall mean all confidential information of a party (including without limitation technical, marketing, financial, planning or other confidential or proprietary information, as more particularly described in section B of Exhibit C). Any information disclosed' by the party disclosing Confidential Information to the other party under this Agreement (the "Discloser") will be considered Confidential Information by the other party only if such information is marked as confidential at the time of disclosure, or if provided orally, is identified as confidential at the time of disclosure and confirmed in writing within thirty (30) days of disclosure. Confidential Information will be subject to the limitations set forth in Section 6 below.

1.4 "Documentation" shall mean non-confidential documentation provided with the software' licensed by TurboLinux to Licensee hereunder (including user manuals and technical information, as more particularly described in section A of Exhibit C).

1.5 "Enhancements" shall mean all modifications to the Program made solely on behalf of Licensee but do not include separate add-on products which contain no Program code.

1.6 "Infringement Action" shall mean any claim, suit or proceeding brought for infringement of any U.S. patent, copyright, trademark, or trade secret, of a third party.

1.7 "Infringement Product" shall mean a product whose use is restricted as the result of an injunction issued in an Infringement Action.

1.8 "Intellectual Property Rights" shall mean the following rights that pertain to the Program and the Documentation:

(a) Rights in all U.S. and foreign patents and any related applications, renewals, continuations, continuations-in-part, divisionals and other derivative rights;

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(b)     Rights  in the trademarks including, but not limited to, those listed in
Exhibit B that are enforceable under common law, state law, federal law, or the laws of foreign countries;

(c) Rights in copyrights and rights of authorship arising under any jurisdiction; and

(d) Rights in trade secrets under common law, state law, federal law, and laws of foreign countries.

1.9     "Object  Code"  shall  mean  any  machine  executable  code.

1.10 "Release" shall mean a release of the Program that ma be either a new Version or a

1.11 "Version" shall mean the binary release of the Program that TurboLinux makes available to the Licensee under the terms of the Agreement. A Version is designated by a numeric identification of the form "N.M" where "N" designates the Version identification.

1.12 "Revision" shall mean a release of the Program incorporating corrections and minor enhancements to the prior Version that TurboLinux makes generally available to the public. A Revision is designated by a numeric identification of the form "N.M" where the "M" designates the Revision.

1.13 "Merlin Customers" shall mean Licensee end-users who have purchased copies of the Merlin Product.

1.14 "Merlin Product" shall mean the Merlin software products set forth in Exhibit A (as such exhibit may be modified from time to time by written agreement of the pat-tics), and any subsequent versions or releases of such products, including any user manuals provided with such software.

1.15 "TurboLinux OS" shall mean the TurboLinux version of the Linux Operating System.

2.0     LICENSE  GRANI.

2.1 Subject to the terms and conditions of this Agreement, TurboLinux hereby grants to Licensee, under TurboLinux's Intellectual Property Rights, a royalty-bearing, worldwide, non-exclusive, non-transferable (except in accordance with this section and section 10.3 below) license to use (for internal and demonstration purposes only, and not to provide services to any third party or analogous use) and distribute the Program, via a sublicense, bundled with a version of Merlin Product, directly and indirectly to end-users, as provided in Exhibit D, in accordance with the terms of Section 4.1.3 below.

2.2     Sublicensing.

     2.2.1 Licensee may not sublicense the rights to use, reproduce, and distribute the Program without the, written permission of TurboLinux.

2.2.2 All end-user sublicenses granted under this Agreement shall be consistent with the, terms of this Agreement (including without limitation the terms of Exhibit D) and no less protective of TurboLinux's Intellectual Property Rights than as set forth herein or in TurboLinux's standard end-user software license agreement, a copy of which has been provided to Merlin as of the Effective Date.

2.3 Except as set forth herein, TurboLinux retains all right, title, and interest in the Program and Documentation. Although Licensee is not required to pursue any enforcement measures with respect to the Program or Documentation, Licensee agrees to take commercially reasonable measures at TurboLinux's sole cost to protect TurboLinux's proprietary rights ill the Program and Documentation; in the event that Licensee seeks to pursue enforcement measures with respect to the Program or Documentation, Licensee will obtain TurboLinux's prior written authorization before doing so. Except as set forth herein, Licensee is not granted any other rights or license to patents, copyrights, trade secrets, or trademarks with respect to the Program or Documentation or other TurboLinux Confidential Information. Each party shall notify the other party in writing upon its discovery of any unauthorized sue or claim or infringement of the Program or Documentation or either party's patents, copyrights, trade secrets, trademarks, or other intellectual property rights, and use commercially reasonable efforts to assist the other party, at the other party's expense in relation thereto.

3.0     PAYMENTS

3.1     Royalties.

     3.1.1 No royalty shall be due for any copy used or distributed by Licensee only for reasonable demonstration, training, or support purposes. Licensee agrees that this Section 3.1.1 shall not be employed to defeat the royalty obligations arising under Section 3.1.2.

     3.1.2 Subject to the terms of Section 3.1.1 and Exhibit D, Licensee shall pay TurboLinux a royalty in accordance with the schedule attached as Exhibit D for each copy of the Program sold, directly or indirectly, either internally or externally, by Licensee or its sublicensees, for the rights granted in section 2.1 above.

3.2     General  Terms  of  Payment.

     3.2.1 Royalty payments due to TurboLinux for a given calendar quarter (or portion thereon shall be made within thirty (30) days after the end or such quarter, and payments which are not so paid will be subject to interest at the rate of three percent (3%) per month or the maximum allowed by law until paid in full. Payments shall be accompanied by a report detailing how such royalties are calculated.

     3.2.2 Licensee shall maintain true and accurate records, in accordance with generally accepted accounting principals, for the calculation of royalties during the term of this Agreement and for eighteen (I 8) months thereafter. During the term of this Agreement, and for a period of one (1) year thereafter, TurboLinux may, at its expense, engage an independent auditor reasonably acceptable to Licensee to review such records (to a maximum of eighteen (18) months prior) and verify royalty payments, provided that the auditors execute Licensee's confidentiality agreement and provided that TurboLinux may not conduct said audits more than once in any calendar year. In the event that the audit reveals an underpayment of royalties that exceeds ten percent (10%) of the total royalties due, Licensee shall pay TurboLinux 105% of any royalties due and any interest accrued thereon, and reimburse TurboLinux for the reasonable cost of the audit.

     3.2.3 Licensee shall be solely responsible for all taxes on royalties and other fees required to be paid to TurboLinux under this Agreement, including state and local use, sales, property, and other taxes, excluding only taxes calculated solely on TurboLinux's income, including TurboLinux's income from this Agreement.

     3.2.4 Licensee shall pay TurboLinux $2,000 (Two Thousand Dollars) in U.S. funds upon the execution of this Agreement as the prepayment of 20% of the projected royalties for the 2000 calendar year.

4.0     MARKETING,  DELIVERY,  AND  MANUFACTURING.

4.1 Licensee shall, at its own expense, use commercially reasonable efforts to market the Program as Bundled with the Merlin Product. Licensee shall have the right to customize the Documentation for its own marketing, distribution, sales, and support efforts.

     4.1.1 Bundling Requirement. Licensee agrees, for the term of this Agreement, to Bundle the Program with all new Merlin Products. TurboLinux agrees, for the term of this Agreement, to include the binary version of PerfectBACKUP+ into the companion CD of TurboLinux Workstation and TurboLinux Server products which are produced during the term of this Agreement, beginning with TurboLinux Workstation Version 7.0 and TurboLinux Server Version 7.0.

     4.1.2 Logo Requirement. Licensee agrees, for the term of this Agreement, to include the TurboLinux logo on the CD media and outer box of the Merlin Product.

     4.1.3 Marketing Communications Requirement. TurboLinux and Merlin agree to provide to each other their respective marketing communications material including without limitation artwork, logo clip art, and executive quotations for press releases.

4.2 This Agreement does not create any partnership, agency, or other relationship other than that of licensee and licenser (independent contractors) in accordance with the express provisions of this Agreement.

4.3 Merlin agrees to make the Merlin Product compatible and fully functional with the TurboLinux OS.

5.0     SUPPORT.

5.1 As between Licensee and TurboLinux, TurboLinux shall, during the term of this Agreement, provide fee-based technical support for the Program distributed to end-users by Licensee, which fees will be collected directly from the end-user by TurboLinux.

5.2 As between Licensee and TurboLinux, Merlin shall, during the term of this Agreement, provide all technical support for the Merlin Program distributed to end-users by Merlin.

6.0     CONFIDENTIAL  INFORMATION.

6.1 A recipient of Confidential Information shall protect the Information by using the same degree of care, but no less than a reasonable degree of care, to prevent any unauthorized use, dissemination, or publication as the recipient uses to protect its own Confidential Information of a like nature. The recipient shall restrict access to the Confidential Information to those of its employees having a need to know. The recipient's obligations under this section

6.1 shall continue indefinitely, not withstanding the expiration or termination of this Agreement.

6.2     A  recipient  of  Confidential Information acknowledges and agrees that:

(a) The Discloser will be irreparably injured by the disclosure or threatened disclosure of any Confidential Information in violation of this Agreement; and

(b) In addition to any other remedies available at law or in equity, the Discloser may obtain an injunction to prevent such disclosure or the continuation of such disclosure.

6.3     Confidential  Information  does  not  include  information  that:

(a) Was rightfully in the recipient's possession before receipt from the Discloser;

(b) Is or becomes a matter of public knowledge through no fault of the recipient;

(c) Is rightfully received by the recipient from a third party without a duty of confidentiality;

(d) Is disclosed by the Discloser to a third party without a duty of confidentiality on the third party; or

(e) Is independently developed by the recipient without access to, or knowledge of, the Disclosurer's Confidential Information.

6.4 Confidential Information may be disclosed under operation of law or pursuant to a subpoena or other judicial or administrative order, provided the recipient gives the Discloser prior notice of such required disclosure and cooperates with the Discloser at the Discloser's expense, in any lawful action to contest or limit the scope of disclosure.

7.0     PROPRIETARY  NOTICES.

7.1 TurboLinux shall include within the Program any trademark and copyright notices as applicable. Licensee shall reproduce such notices when marketing and distributing the Program.

     Licensee shall include within the Program any trademark and copyright notices as applicable, TurboLinux shall reproduce such notices when marketing and distributing the Program.

7.2 Documentation distributed by Licensee shall include the following notice:

"Copyright   1997,  1998,  1999,  2000  by TurboLinux, IncAll Rights Reserved."

     Documentation distributed by TurboLinux shall include the following notice:

     "Copyright   1999,  2000  by Merlin Software Technologies Inc. , All Rights
Reserved."

8.0     ENHANCEMENTS.

     TurboLinux shall own all right, title, and interest to any Enhancements and derivative works of the Program created by either party.

9.0     TERM  AND  TERMINATION.

9.1     This Agreement shall commence on the Effective Date and shall expire one
(1) year thereafter, unless earlier terminated for cause. This Agreement will automatically renew for successive one (1) year terms unless one party gives the other party sixty (60) days' written notice of its intent not to renew.

9.2 Either party may terminate this Agreement if the other party materially breaches any provision of this Agreement and if such breach is not cured within thirty (30) days of written notice from the non-breaching party advising of such breach. For purposes of this section 9.2, to the extent permitted by applicable law, a party will be deemed to be in material breach of this Agreement if the party:

(a) Is the subject of a petition in bankruptcy, whether voluntary or involuntary;

(b)     Is  or  becomes  insolvent;  or

(c)     Ceases  to  do  business  in  the  normal  course.

9.3 Upon the termination of this Agreement, (i) if TurboLinux has terminated this Agreement for Licensee's breach of Sections 2.2, 2.3, 6, 7, or 9, Licensee shall immediately cease reproducing or distributing the Program and Documentation, and will return to TurboLinux (or, at TurboLinux's direction, destroy) all copies of the Program and Documentation in its possession; (ii) if the Agreement has expired or has terminated for any reason other than as set forth in the foregoing subsection (i), Licensee shall cease reproducing the Program and Documentation to be Bundled with Merlin Product as of the effective date of the termination of this Agreement, and shall have ninety (90) days after the effective date of the termination to distribute any remaining inventory, and thereafter will return to TurboLinux (or, at TurboLinux's direction, destroy) all copies of the Program and Documentation in its possession; and (iii) each party will return to the other party (or destroy at the other party's direction) all Confidential Information of the other party.

9.4 Notwithstanding any expiration or termination of this Agreement, the following provisions expressly survive: Section-,; 2.3 (as to ownership of the Program and Documentation by TurboLinux), 3, 6, 8, 9.3, 9.4, and 10. Further, the expiration or termination shall not affect any sublicense agreements validly granted by Licensee as of the date of expiration or termination.

10.0      MISCELLANEOUS  PROVISIONS.

10.1 Notices. All notices required under this Agreement shall be in writing and shall be considered given upon personal delivery or delivery by electronic means (e.g. fax or electronic mail, if a confirmation hard copy is sent as provided in section 10.1), two business days after sending by air courier, addressed to the appropriate Account Manager as specified below:

Licensee:     Merlin  Software  Technologies,  Inc.
6450  Roberts  Street
Suite  420
Vancouver,  BC,  V5G  4El
CANADA
Attention:  Legal
Phone  Number:  (604)  320-7227
Fax  Number:  (604)  320-7277

TurboLinux:     TurboLinux,  Inc.
2000  Sierra  Point  Parkway
Suite  401
Brisbane,  CA  94005
USA
Attention:  Legal
Phone  Number:  (650)  244-7777
Fax  Number:  (650)  244-7766

10.2 Confidentiality of Agreement. Neither party shall disclose to any third party the terms of this Agreement other than its existence in general; provided, however, that either party may disclose the terms of this Agreement to its attorneys, accountants, bankers, advisors, and investors, and to potential Investors and their attorneys, accountants, bankers, and advisors.

10.3 Assignment. Neither party may assign nor transfer its rights or responsibilities set forth in this Agreement without prior written consent of the other party, which shall not be unreasonably withheld, except in the case of merger or acquisition of all or substantially all of the stock or assets of a party, in which case consent will not be required.

10.4 Waiver. A party's failure to exercise any of its rights under this agreement shall not constitute a waiver or forfeiture of any such rights nor of any other rights.

10.5 Export. The parties acknowledge that the export of the Program, Documentation, and TurboLinux Confidential Information may be subject to regulations which may prohibit the export of such information to certain foreign countries or the disclosure of such information to certain foreign nationals, and Licensee agrees to obtain any such approval or equivalent document in relation thereto, with the reasonable assistance of TurboLinux. The parties, therefore, agree to comply strictly with all applicable export laws, regulations, executive orders and the like.

10.5 Exhibits. In the event of any conflict between an Exhibit and the main body of this Agreement, the latter shall control. The following Exhibits are incorporated in full into this Agreement by the first reference to each such
Exhibit:

(a)     Exhibit  A,  Program  Description;

(b)     Exhibit  B,  TurboLinux  Trademarks;

(c)     Exhibit  C,  Documentation;

(e)     Exhibit  D,  Royalty  Schedule  and  Payment  Terms;  and

10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California, U.S.A., without giving effect to the principles of conflict of law. The United Nations Convention on Contracts for the International Sales of Goods is specifically excluded from application to this Agreement.

10.8 Injunctive Relief. Unauthorized use of the Program, any information contained herein, or other Confidential Information will diminish the value of either party of the trade secrets and proprietary information that are the subject of this Agreement. Therefore, if either Party breaches any or its obligations hereunder, the affected party shall be entitled to equitable relief to protect its interests therein, including but not limited to injunctive relief, as well as monetary damages.

10.9 Entire Agreement. This Agreement and the Exhibits represent the entire agreement between the parties as to the matters set forth and integrates all prior or contemporaneous discussions and understanding between them. This Agreement may only be modified by a written' instrument signed by an authorized representative of both Licensee and TurboLinux.

MERLIN  SOFTWARE  TECHNOLOGIES,  INC.     TURBOLINUX,  INC.

By:  "S.  Montgomery"                     By:  "Toni  Marie  Sutliff"
     ----------------                     ---------------------------
Name:  Shelley  Montgomery                Name:  Toni  Marie  Sutliff
       -------------------                ----------------------------
Title:  V.P.  Marketing                   Title:  Sr.  Dir.  Of  Admin.
--------------------------                -----------------------------

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                                    EXHIBIT A

Product  Descriptions

1.     Program

The Program is fully described as the binary-based copy of the TurboLinux Workstation Lite product version 6.0 or later. The Program does not include the Source Code CD or Companion CD as packaged in the retail version of TurboLinux Workstation.

The  Program  will  consist  of  the  following  elements:

-  the  Linux  operating  system,
-  EnlightenDSM  3.2.0,  and
-  royalty  free  utilities.

2.     Merlin  Product
The  Merlin  Product  is  described  as  PerfectBACKUP+  version  6.2 or higher.

                                    EXHIBIT B

TurboLinux  Rights

Licensee shall include a trademark acknowledgment in all copies of the Program and any documentation derived from Documentation. Such acknowledgment shall specify that the Program and Documentation are based on TurboLinux's Program and shall be worded as follows:

TurboLinux is a registered trademark of TurboLinux, Inc. TurboLinux Workstation Lite, TurboLinux Workstation, TurboLinux Server Lite, TurboLinux Server, TurboCluster Server are trademarks of TurboLinux, Inc. All information contained in the manual for TurboLinux Workstation Lite is proprietary to TurboLinux, Inc., and all rights are reserved.

Licensee  Rights

TurboLinux shall include a trademark acknowledgement in all copies of the Program and any documentation derived from Documentation. Such acknowledgment shall specify that the Program and Documentation are based on Licensee's Program and shall be worded as follows:

Merlin  Software  Technologies  Inc.,  Merlin  Softech,  Merlin, PerfectBACKUP+,
Merlin  skateboarder  are  all  Trademarks  of Merlin Software Technologies Inc.

                                    EXHIBIT C

Documentation

Section  A  -  Sublicensable  Documentation

TurboLinux will provide an electronic form of the end-user Documentation currently delivered with the Program when purchased by TurboLinux customer, including, but not limited to:

(1)     TurboLinux  Workstation  6.0  User  Guide

Section  B  -  Confidential  Documentation

This shall include any technical and business information relating to inventions or products, research and development, product planning methodologies, manufacturing and engineering processes, costs, profit, or margin information, employee skills and salaries, finances, customers, marketing and production and Future business plans of the Discloser. Confidential Documentation may also include confidential proprietary and/or trade secret information that is owned by third parties who may have disclosed such information to either party in the course of such party's business.

                                    EXHIBIT D

Royalty  Schedule  and  Payment  Terms

Subject to Section 3. 1.1 of the Agreement, for each copy of the Program reproduced by Licensee for distribution via sublicense as authorized in the Agreement, Licensee shall pay to TurboLinux the following amounts:

-     $  1.00  for less than or equal to 10,000 units shipped per calendar year.

- $0.95 for less than or equal to 15,000 units shipped, but more than 10,000 units shipped per calendar year.

- $0.80 for less than or equal to 25,000 units shipped, but more than 15,000 units shipped per calendar year.

-     $0.60  for  more  than  25,000  units  shipped  per  year.